Exhibit 99.1

CORPORATE PARTICIPANTS

Jon Stanner Strategic Hotels & Resorts—VP, Capital Markets and Treasurer

Rip Gellein Strategic Hotels & Resorts—Chairman and CEO

Diane Morefield Strategic Hotels & Resorts—EVP and CFO

CONFERENCE CALL PARTICIPANTS

Jonathan Mohraz JPMorgan—Analyst

Jeffrey Donnelly Wells Fargo Securities, LLC—Analyst

Ryan Meliker MLV & Company—Analyst

Will Marks JMP Securities—Analyst

Ian Weissman ISI Group—Analyst

Bill Crow Raymond James & Associates—Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the third quarter 2012 Strategic Hotels & Resorts earnings conference call. My name is Jasmine, and I will be your coordinator for today. At this time, all participants are in listen-only mode. We will be facilitating a question-and-answer session towards the end of today’s conference. (Operator Instructions) As a reminder, this conference is being recorded for replay purposes. I would now like to turn the presentation over to your host for today’s conference, Mr. Jon Stanner, Vice President, Capital Markets and Treasurer. Please proceed.

Jon Stanner—Strategic Hotels & Resorts—VP, Capital Markets and Treasurer

Thank you and good morning, everyone. Welcome to the Strategic Hotels & Resorts third-quarter 2012 earnings conference call. Our press release and supplemental financials were distributed yesterday and are available on the Company’s website in the investor relations section. We are hosting a live webcast of today’s call, which can be accessed by the same section of the site with a replay of today’s call also available for the next month.

Before we get underway, I would like to say that this conference call will contain forward-looking statements under Federal securities laws. These statements are based on current expectations, estimates, and projections about the market and the industry in which the Company operates, in addition to management’s beliefs and assumptions. Forward-looking statements are not guarantees of performance, and actual operating results may be affected by a wide variety of factors. For a list of these factors, please refer to the forward-looking statement notice included within our SEC filings. In the press release and supplemental financials, the Company has reconciled all non-GAAP financial measures to the directly comparable GAAP measures in accordance with Regulation G requirements.

I would now like to introduce the members of the management team here with me today, Rip Gellein, Chairman and Chief Executive Officer; and Diane Morefield, Chief Financial Officer. Rip.

Rip Gellein—Strategic Hotels & Resorts—Chairman and CEO

Good morning, everyone. Thank you for joining us on our third quarter conference call. We are very pleased with our third quarter results, and we look forward to discussing the highlights. We continue to execute our clearly defined strategy of conservatively managing and restructuring our balance sheet, while we are smartly growing our world-class portfolio of hotels, with deals like the JW Marriott Essex House and executing on the operations side every day in a best-in-class fashion. Today I will give you an update on the short-term effects of Hurricane Sandy, a quick update on our acquisition of the Essex House, the status of our sale of the Four Seasons Jackson Hole, and lastly, some early thoughts on trends for 2013.

As you know, last Friday, we announced Laurence Geller’s departure as CEO and President and as a member of the Company’s Board of Directors. The separation agreement between Laurence and the Company was filed on Monday of this week. In addition, my employment agreement is being finalized and should be filed next week. On behalf of our team and the entire Board of Directors, I want to again thank Laurence for his many, many contributions and wish him all the best. While Laurence has moved on, nothing else about our team, our strategy, or our vision is changing. Our focus on delivering shareholder value remains paramount. Our strategy is simple: use our industry-leading asset-management expertise to extract incremental value from our existing properties, conservatively manage our balance sheet, and seek selective and accretive opportunities to grow our portfolio. With the industry-best high-end hotel portfolio and an experienced leadership team, we believe we have the right framework to continue to deliver on our strategy.

Before we get into the details of the quarter, let me provide you with an update on the impact of Hurricane Sandy on our portfolio. As many of you know, we have three hotels on the East Coast of the country, two of which, the Four Seasons in Washington, DC and the Essex House in New York City, were directly in the path of the storm. Most importantly, there were no reported injuries at either hotel, and both properties remained open and occupied throughout the storm and sustained no significant damage. The Essex House was fully occupied throughout the week of the storm, as many hotels in southern Manhattan were forced to close. For instance, the Parker Meridien Hotel across the street from us was evacuated due to the damaged crane overhead. We do expect some minor softness at our other properties throughout the portfolio given the travel difficulties emanating from the East Coast, though the accumulative impact will likely be less than $500,000 in revenue.

Yesterday, we reported another very solid quarter of operating results, which Diane will provide you with more details on shortly. Comparable EBITDA for the quarter was $46.6 million, and our total US portfolio experienced RevPAR growth of 5.8%, largely driven by rate increases. Excluding the Four Seasons in Washington, DC, which faced an unusually difficult comparison to last year, RevPAR in our US portfolio of hotels increased 7.4%, which is once again near the top of our peer set. This came despite what was a weaker September for the industry, given the shift near the Jewish holidays and the Fourth of July holiday falling on a Wednesday, which had a significant impact on business travel for that entire week. Although September was soft, October was at least partially the beneficiary of the holiday shift that negatively impacted the industry’s September results. Importantly, supply growth across the industry, and particularly in the high-end segments in which we compete, remains well contained, so luxury demand growth should continue to exceed very limited supply growth for quite some time.

Profit margins at our hotels continue to expand, as more of our top-line growth is driven by high flow through rate increases, and our asset management team keeps a tight rein on operating expenses. We continue to deploy capital in a prudent, but effective manner. For example, earlier this month, we opened the new 52,000+ square foot Palomino Conference Center at the Fairmont Scottsdale Princess Hotel, which includes a new 23,000 square foot state-of-the-art ballroom. This $22 million capital project, equally funded by our partner Walton Street and ourselves, is already producing terrific results. We have already booked nearly 25,000 more group room nights for 2013 than we had on the books at this time last year for 2012. That is a 45% year-over-year increase. We anticipate generating a double-digit yield on this investment. Given the current environment going forward, we will evaluate our capital expenses very carefully and prioritize only those projects with obvious good returns.

We were thrilled to close on the acquisition of the Essex House Hotel in New York City on Central Park in a joint venture with our longtime partners at KSL. As you know, the hotel was immediately rebranded as the only JW Marriott in Manhattan, and Marriott provided an NOI guarantee, as outlined when we announced the closing of this acquisition. We are currently working with KSL to develop a master real estate plan for the hotel, which includes evaluating all aspects of the property for various uses, including condo sales, food and beverage, and retail, to maximize the overall real estate value of that asset. We have only owned the hotel for just over a month, but the brand transition has clearly been a success, and the Marriott systems are taking hold. We are forecasting an average rate of $475 for our ownership period this year, and the hotel is already outperforming our underwriting.

We also recently announced our plan to sell the Four Seasons in Jackson Hole. We closed on the acquisition of this asset in March of last year and have been the asset manager at the property since 2009. Proceeds from the asset sale will effectively be used to match the equity we put into the Essex House joint venture by paying down the draw on our line of credit. We made this strategic decision to recycle capital from the sale of an asset where we have dramatically increased the NOI and value of the hotel into a higher growth asset in the critical New York City market at a very compelling price point. We anticipate the sale to close in the first quarter of 2013.

While we’re not in a position to give specific guidance for 2013 today since our budget process is currently underway, we felt it was important to provide a high-level outlook for next year. As you have heard from our REIT peers and the hotel management companies that have already reported for the quarter, hotel executives are generally taking a more cautious tone going into next year, which we believe is at least partially driven by some of the macro economic and political noise that has been so widely publicized. Importantly, our group pace for next year is up a very healthy 6% in room nights, with rates 2% higher than the same time last year, yielding an 8% growth in revenues on definite bookings.

In a phenomenon which may be unique to our specific portfolio, our first-quarter pace for next year is down roughly 15% in group room nights, partially driven by a couple of large non-repeat groups hosted in the first quarter of 2012. For example, the Westin St. Francis in particular is down in the first quarter, primarily as the result of a large meeting not repeating in 2013. The Chicago market faces a tough January comparison, as two major citywide conventions are not back next year. However, despite the weakness in the first quarter, the latter three quarters of the year are currently up double digits in group room night growth year over year, and we anticipate closing some of the gap in the first quarter with short-term bookings.

In summary, I’m very pleased with our third-quarter results and optimistic about 2013 given our solid balance sheet, terrific asset management capabilities, as well as our ability to cautiously analyze growth opportunities through both internal capital projects and external growth, as appropriate. I will now turn over the call to Diane for more details in the third quarter. Diane.

Diane Morefield —Strategic Hotels & Resorts—EVP and CFO

Thanks Rip. Good morning, everyone. We filed our third quarter financial results last night, which included a couple of unusual one-time items that impacted our results that I would like to highlight. First, we recorded approximately $3 million in transaction costs related to the acquisition of the Essex House Hotel and our formation of the joint venture with KSL. Because the hotel is consolidated in our financial statements for accounting purposes, the full $3 million charge has been recorded in the G&A expense line on our income statement. KSL’s share of the expense gets deducted in minority interest so ultimately our bottom-line quarterly results are impacted by a net $1.5 million charge for these transaction-related costs. However, the G&A line is skewed by the full amount in the quarter.

At the property level, we recorded a one-time $2.7 million real estate tax charge at the Hotel del Coronado as a result of a reassessment of the hotel related to the restructuring of the property in February 2011. But we were just billed this tax assessment in the third quarter this year. We are appealing the assessment and feel confident that there will be a partial reversal, but cannot estimate our success at this point. The Company’s pro rata share of this charge is approximately $925,000 in the quarter. So excluding these items, comparable EBITDA was actually $49 million, and comparable FFO was $0.09 a share, both of which are in line with consensus estimates.

Turning to hotel operations, RevPAR in our total US portfolio, which excludes only the recently acquired JW Marriott Essex House, increased 5.8% during the quarter, driven primarily by a 5.2% increase in ADR. Total RevPAR increased 5.7% during the quarter. As Rip pointed out, our RevPAR results for the quarter were significantly impacted by the Four Seasons DC Hotel, which last year in the third quarter hosted the IMF annual meeting. That group alone provided the hotel with $1.2 million in revenue, selling out with five-night minimum stays at an average rate of $1,200. Given there was no equivalent meeting in DC this year and along with planned displacement for certain capital projects that we executed during the slow election season, the hotel experienced a 19% decline in RevPAR for the quarter. Excluding the Four Seasons DC, our US portfolio RevPAR growth for the quarter was a strong 7.4%, driven by a 6.7% increase in average rate. ADR growth was highest in our resort hotels, which were up 8% year over year, compared to a 2.9% rate growth in our urban portfolio.

Rate growth was also driven by a continued shift in business mix from lower-rated discount transient room nights into higher-rated premium transient room nights, which led to a 5.8% increase in overall transient rates. Occupancy in the total US portfolio increased by 0.4 percentage points, with group and transient room nights increasing by 0.8 and 0.4 percentage points respectively. The third quarter is always heavily weighted toward the transient side of our business, with nearly 65% of occupied rooms coming from the transient segment. As I mentioned, discounted transient rooms declined nearly 9% year over year, while premium-rated rooms increased by nearly 23%. Group night room nights were relatively flat across the portfolio, and with the exception of Four Seasons DC, hotels that saw decline in group room nights were able to compensate with improvements in group rate. For example, the Hotel Del and Westin St. Francis, two of our bigger group houses in the portfolio, saw group rate increase 19% and 10%, respectively in the third quarter.

Our reported EBITDA margins were flat year over year; however, again excluding the one-time $2.7 million real estate tax charge at the Hotel Del, EBITDA margins expanded by 110 basis points, which equates to a two-times EBITDA growth to RevPAR growth ratio, which is in line with our stated goal.

Let me comment on a few hotels that were particularly strong performers in the quarter. RevPAR at the InterCon Miami increased by 27% during the third quarter and increased its market share index by 15%, primarily resulting from a nearly 10% increase in ADR. As you know, a $30 million renovation project at the hotel is nearing completion, and the returns on our capital investment are expected to be in the 15% to 20% range. The renovation project includes an upgrade to all 641 guestrooms, a lobby enhancement, the addition of a new Richard Sandoval Restaurant, and the unveiling of a 19-story digital canvas on the building’s exterior. RevPAR at the Ritz-Carlton Laguna Niguel was up 21% in the quarter, as the hotel continues to benefit from an increase in group room nights, which were during traditional lower occupancy periods as a result of successful marketing strategies recently implemented at the hotel. Further, compression nights at the hotel were up 10% year over year.

Our European RevPAR increased 5.6% for the quarter on a constant-dollar basis, driven by a 6.3% increase at the Marriott Grosvenor Square in London. Not surprisingly, during the two-week Olympic period, the Hotel ran close to 100% occupancy, with average rates over GBP400, driving a 15% increase in constant dollar ADR. Results for the quarter were somewhat tempered by the anticipated slower shoulder periods immediately before and after the Olympics, as travelers generally avoided the London area. For example, occupancy at the hotel was approximately 55% the week immediately following the Games.

The Four Seasons Punta Mita continues to be a drag on our results, as RevPAR was down 26% in the third quarter. The difficulties at this hotel have been well documented, but we continue to work very proactively with Four Seasons on programs designed to generate incremental demand. We have four separate packages set to be launched following the festive season, including an all-inclusive package for transient customers and a fixed exchange rate program to attract Mexican travelers. On a positive note, festive season at the hotel is once again very strong. We’re fully booked for the two weeks following Christmas, with eight night minimum stays at rates over $1,000 per night. Longer term, we remain optimistic in the recovery in the hotel, which has incredible upside potential.

Regarding our balance sheet, last week we announced the closing of the restructuring of the Hyatt Regency La Jolla loan. The asset is owned in joint venture between Strategic and GIC, with our ownership at 53.5%, and we continue to serve as asset manager. As part of the restructuring, we have paid down the previous $97.5 million principal amount to $90 million, which is now structured as a $72 million A-Note, priced at LIBOR plus 400 bps, and an $18 million amortizing B-Note with a fixed coupon of 10%. Both notes have five-year terms set to mature in December of 2017.

Additionally, the joint venture has committed $12 million to a capital reserve account to fund improvements at the property, including a comprehensive guestroom and bathroom renovation plan. In total, the Company’s new capital investment of the property was approximately $11 million. This was our last maturity to be addressed in our two-year balance sheet restructuring program. In total, we refinanced or restructured 13 properties, representing approximately $1.7 billion in total debt. Our lone remaining maturity to address is the Marriott Grosvenor Square, which does not mature until October of next year. We now have a smooth maturity schedule and a balanced mix of bank, CMBS and life Company debt. We currently have $135 million drawn on our line of credit and approximately $18.5 million in letters of credit outstanding, leaving us with $150 million of line availability. At the end of the quarter, we also had around $82 million of unrestricted cash, including cash held at the various hotels.

Regarding guidance, we have also reaffirmed our full-year guidance range. We project North American same-store RevPAR growth to be in the range of 6% to 8% and total RevPAR growth to be in the range of 5% to 7%. Year-to-date RevPAR in our same-store North American portfolio has increased 7.6%. Our fourth quarter is naturally impacted by more difficult comparisons to fourth quarter of last year, when we reported RevPAR growth of 10%. Comparable EBITDA is still expected to be in the range $165 million to $180 million, and comparable FFO per share between $0.21 and $0.29. Based on the results of the first three quarters of the year and our forecast for the fourth quarter, we expect results to finish closer to the midpoints of our guidance ranges. In addition, we have another $1.5 million and over $1 million in EBITDA displacement due to finalizing several capital projects in the fourth quarter, which again results to a mid-range of our estimates.

Regarding G&A expense, we expect to end the year in the $30 million to $31 million range, which is significantly above our normal run rates and includes the $3 million for Essex House related transaction costs and an estimated $2 million charge to be taken in the fourth quarter related to the separation agreement entered into with Laurence. This severance charge will be excluded from comparable EBITDA and FFO per share, consistent with how we treat nonrecurring charges, but regardless, will certainly be in our G&A expense line. With that, we would now like to open the call for questions.

QUESTION AND ANSWER

Operator

(Operator Instructions) Your first question will come from the line of Jonathan Mohraz with JPMorgan. Please proceed.

Jonathan Mohraz —JPMorgan—Analyst

Two questions: the full-year 2012 guidance you gave has a $15 million adjusted-EBITDA range, which implies a $15 million range for the 4Q, which is a bit broad. Are you more comfortable with the low, mid, or high-end of that range? My second question is for Rip. Is your intention to relocate to Chicago or stay in Florida? Thank you.

Diane Morefield —Strategic Hotels & Resorts—EVP and CFO

I’m sorry Jonathan regarding the first question?

Jonathan Mohraz —JPMorgan—Analyst

For the fourth quarter, the implied EBITDA range will be a $15 million swing, based off of your full-year 2012 guidance. So I’m just trying to figure out whether you would be comfortable at the low, mid or high point of that because that’s pretty broad?

Diane Morefield —Strategic Hotels & Resorts—EVP and CFO

As we said, we are comfortable in the midpoint of all of our ranges, given year-to-date results, what we see in the fourth quarter, including displacement and severance charges and the like.

Jonathan Mohraz —JPMorgan—Analyst

Perfect. Thank you.

Rip Gellein —Strategic Hotels & Resorts—Chairman and CEO

As I did when I was at Starwood some number of years ago and had a global position, my family stayed in Florida, and I commuted to the office. I will do that here and be with the team here in Chicago, as well as travel around to our properties. That’s my plan.

Operator

Your next question comes from the line of Jeffrey Donnelly with Wells Fargo. Please proceed.

Jeffrey Donnelly —Wells Fargo Securities, LLC—Analyst

Just one housekeeping question, Rip, since you mentioned it. Do you expect to file your employment agreement prior to NAREIT next week or is that just going to be towards the end of the week?

Rip Gellein —Strategic Hotels & Resorts—Chairman and CEO

My guess is it will be toward the end of the week. We’re moving on that one as quickly as we can, and we will file it as quickly as we can get it done.

Jeffrey Donnelly —Wells Fargo Securities, LLC—Analyst

Just so people can get a little more comfortable obviously with you and because you are new to some investors, can you talk with us about the economic backdrop against which you expect to be managing Strategic? Specifically, how do you think you are different than others out there in terms of how you think about the economy? And would people, in your eyes, characterize you as an optimist or a pessimist?

Rip Gellein —Strategic Hotels & Resorts—Chairman and CEO

That’s an interesting question. I am clearly a glass-half-full guy. I am clearly an optimist. I think that we will see how the economy performs as the politicians do their thing. I am hopeful that they will come together now that the election is over. In my personal opinion I don’t think we will go over a fiscal cliff. As it relates to our Company and these assets and this management team, I am hugely optimistic about our potential. I think we have a unique portfolio, and we have done some great deals over the last couple of years. We have worked really hard on our balance sheet. I think we are in great shape, and I’m very optimistic about the future.

Jeffrey Donnelly —Wells Fargo Securities, LLC—Analyst

I would like to revisit the capital allocation decisions more broadly, whether it is acquisitions or capital projects. Beyond Four Seasons Jackson Hole, can you talk about how you might be thinking about dispositions in the next few years? Should that differ from how Laurence used to think about it? It just feels like there are a lot of assets — or there are a handful of assets I should say — that were maybe on the cusp of B strategy, if you will, or maybe just waiting for a better moment. On the capital project side, should we expect that you will continue to proceed with projects like the wine rooms at Four Seasons in DC or the condos in Santa Monica? Are those still on pace as expected?

Rip Gellein —Strategic Hotels & Resorts—Chairman and CEO

As I talked about in the prepared comments, from a capital perspective, we will stay very prudent about what it is we spend. As we would do each year, we will sit down with the team and review the list of capital projects and evaluate them for each hotel. We will be pretty prudent about how we spend the capital, given the uncertainty I think we face in the world, as well as just being prudent. As we said in the comments, I think we’ve done some very good things in the last 12 months. Obviously Scottsdale was a huge hit. The improvements in Miami are proving to be very popular, and our business at the InterCon in Miami is up substantially. We are pleased with what we have done, but we will be very prudent going forward.

Operator

Your next question comes from the line of Ryan Meliker with MLV & Company. Please proceed.

Ryan Meliker —MLV & Company—Analyst

Just a couple of quick questions. First, Rip, I was hoping you might be able to shed some light on this. Over the past couple of years or so, Laurence had been very adamant and, arguably, passionate about the fact that he felt BEE’s stock price was incredibly undervalued and that the internal growth of the portfolio was so much stronger than other REITs and other peers, not only internally, but externally as well. I just wanted to get your general feel. Do you echo what we have heard from Laurence over the past couple of years or are you a little bit more moderate? I caveat that by understanding that you just said that you are known as an optimist. Thanks.

Rip Gellein —Strategic Hotels & Resorts—Chairman and CEO

I’m an optimist?

Ryan Meliker —MLV & Company—Analyst

Isn’t that what you just said?

Rip Gellein —Strategic Hotels & Resorts—Chairman and CEO

That’s exactly right. In our view, the net asset value of our hotels is substantially in excess of our current share price. So I share Laurence’s strongly held views on that topic.

Ryan Meliker —MLV & Company—Analyst

Great, that’s helpful. With regards to the Four Seasons Jackson Hole, and I apologize if I missed it, can you give us some background as to why you chose to sell that particular asset? Have you already gotten indications of interest? Who you are expecting the potential buyer to be; not necessarily a name, but just type of buyer?

Rip Gellein —Strategic Hotels & Resorts—Chairman and CEO

As we said in our remarks, the reason that we picked that asset is that we believe we have really done a nice job with that asset. It had improved its performance substantially. We felt that its upside from here was not nearly the upside of the Essex House, both strategically related to the New York City market, as well as the amazing location of that asset and our ability to buy it right and partner with KSL and with Marriott. We think there is a big upside there and more upside there than there was in Jackson Hole. That was the reason we selected that asset.

Diane Morefield —Strategic Hotels & Resorts—EVP and CFO

In addition, Jackson Hole is not encumbered by any debt so 100% of the proceeds will be available to pay down the line. There aren’t any debt charges or defeasance costs or anything like that. Regarding the status, we have hired an outside broker, which we announced in a press release. The offering memorandum is still being finalized. As we have said, it is more likely a first-quarter event. The offering memorandum has not even gone out or a call for bids, so we really don’t know the profile of the likely buyer.

Ryan Meliker —MLV & Company—Analyst

Okay, that’s helpful. Is it safe for us to believe that you didn’t get an unsolicited offer and that didn’t have an impact on you choosing to sell that asset?

Diane Morefield —Strategic Hotels & Resorts—EVP and CFO

We always were going to hire a broker to create a competition for the asset.

Rip Gellein —Strategic Hotels & Resorts—Chairman and CEO

We believe in the process. We think we will get a better result if we go through the process.

Ryan Meliker —MLV & Company—Analyst

Then one last question. With regards to the Grosvenor Square asset, RevPAR growth was only 4% and occupancy was down 7 percentage points. I certainly expected London to be a little bit better than that, given the Olympics. I know there were some challenges leading up to the Olympics with people choosing not to go to London. Was there anything in particular that really limited the upside of that asset in the quarter?

Rip Gellein —Strategic Hotels & Resorts—Chairman and CEO

No I don’t think so. Actually, I think we’re reasonably pleased with the performance of the asset, and we think it is a wonderful asset in that marketplace. Overall, we have been pretty pleased.

Ryan Meliker —MLV & Company—Analyst

All right. Is it reasonable for us to assume that 3Q results, which were down materially from the first half of the year, are more in line with what we might see obviously factoring out FX impact?

Rip Gellein —Strategic Hotels & Resorts—Chairman and CEO

There were two nonrecurring events in July, and I think that that is what created the anomaly there. Otherwise, we think it is performing quite well.

Operator

Your next question comes from the line of Will Marks with JMP Securities. Please proceed.

Will Marks —JMP Securities—Analyst

It is not the same after hearing that British accent for the last eight years, but we’ll get over it.

Rip Gellein —Strategic Hotels & Resorts—Chairman and CEO

You will have to put up with a Midwest accent.

Diane Morefield —Strategic Hotels & Resorts—EVP and CFO

Nobody wanted to try and fake that accent.

Will Marks —JMP Securities—Analyst

That would be a tough one. I have a few questions. I appreciate the detail on group in the next year. What is group as a percentage of your total revenues these days?

Diane Morefield —Strategic Hotels & Resorts—EVP and CFO

Ideally, we are 50% group and 50% transient. But we are still at probably about 56% transient, and I think next year it is still at a similar level. Our goal is to get back to more in the 50/50 range.

Will Marks —JMP Securities—Analyst

Okay. Great. At this point, with what you have on the books, I assume it is a fairly small amount? Is it a quarter of the groups you expect for the year?

Diane Morefield —Strategic Hotels & Resorts—EVP and CFO

We are already at about 60% of definite room nights. We don’t have a final budget for next year. As we stated, we’re finalizing our budgets. But about 60% of what we anticipate being total group room nights next year.

Will Marks —JMP Securities—Analyst

Okay, I guess I shouldn’t have guessed. So 60% of your groups have already been booked?

Rip Gellein —Strategic Hotels & Resorts—Chairman and CEO

That’s correct.

Will Marks —JMP Securities—Analyst

That’s clear, thanks. I have some other questions, on the Essex House. I think I saw in the press release that you are the managing member of that venture. Does that mean there is some sort of promote or are you on equal terms with KSL?

Diane Morefield —Strategic Hotels & Resorts—EVP and CFO

We are 51%, 49%, and we are the managing member. We are the asset manager of the hotel’s operations. KSL is more involved in the other aspects of the hotel’s real estate. We have got a split of duties, but it is a straight JV. There’s no promote or anything like that. It’s a very straightforward joint venture.

Will Marks —JMP Securities—Analyst

Okay, thank you. And then just my last question, big picture on next year with some of the guidance that we have seen, there hasn’t been much, but Marriott’s 4% to 7%. I believe it is system wide. Should we expect luxury to outperform next year? And two, you can’t look at your Company as representative of the country. Maybe thoughts on next year, Northern and Southern California and New York and Chicago — I guess would be the key markets I want to hear about.

Rip Gellein —Strategic Hotels & Resorts—Chairman and CEO

As we said, we are optimistic about next year for our portfolio. In particular, San Francisco looks strong. The citywide pace is up about 6%. We are bullish in Chicago. InterCon is up about 10% in group pace. DC, we think comes back, because everybody is back in town. We are focused in San Diego, with trends down just a tad year over year, but we are working hard there. Obviously, our Punta Mita property has struggled based on what goes on in Mexico these days. But it also continues to have a pretty reasonable cash flow, despite its struggles, so we think there is big upside there. And Scottsdale, obviously given the fact that we have the new ballroom and group pace is up 45% to date, should be a driver of our improvements next year as well.

Operator

Your next question comes from the line of Ian Weissman with ISI Group. Please proceed.

Ian Weissman —ISI Group—Analyst

Rip, as you step into this new role, what is your plan over the next 90 days? I assume you have seen some of the assets, maybe not all, met some of the people, not all. It would be great if you could just articulate what the goals over the next 90 days would be.

Rip Gellein —Strategic Hotels & Resorts—Chairman and CEO

Well, I’m going to be on a lot of airplanes. I’m headed out to New York momentarily. We will be at NAREIT next week. We will have the opportunity between those two trips to meet a number of our shareholders in the street and the important people in our lives. I plan on traveling especially to the assets I have not seen, but also go with Richard and his team and spend some time with the asset managers on an asset-by-asset basis so that I get more familiar with the intimate details. I want to make sure that I’m spending time with our largest shareholders as well to make sure I understand their thought process and their goals. I spent a pretty fair amount of time with the team, which I think has been great. I’m very comfortable with that part.

It’s more about getting out and introducing myself to the important people in our lives, including our JV partners. In fact, I am meeting with one of them momentarily. That is how we will spend the time. I need to just be out, and as we used to say in the real estate business, kick the dirt and meet the team. That is what I will be doing.

Ian Weissman —ISI Group—Analyst

The stock has under-performed for a myriad of reasons. Is it very possible that over the next 90 days as you do your own due diligence — I know you say that the strategy today is the same as it has always been — is it possible though that we see a different strategy for Strategic going forward, whether it is new markets, whether it is asset dispositions? What would be the goal to get the stock moving?

Rip Gellein —Strategic Hotels & Resorts—Chairman and CEO

I don’t think you are going to see a new strategy, because I think anybody that came in and looked at this portfolio of hotels, knows it is a unique portfolio. We will take very good care of this portfolio. I think our team is focused on making sure that we have got best-in-class performance. And then we will be cautious about what additional assets we add as we have been over the last couple of years. We have been cautious, and we have done very smart deals. I have been pretty intimately familiar with each of the deals that we have done. I think the team has just done a great job.

I think more of that kind of activity is what will showcase the value of the portfolio and the value of the Company. I don’t think you will see us be real aggressive or in some different way begin to lever the Company up or chase deals at this point in time. I think being prudent and creative, both with our internal capital as well as finding new assets, is the prudent way to go. I like our strategy.

Ian Weissman —ISI Group—Analyst

And finally, you said the stock trades at a significant discount to NAV, do you care to share your thoughts on that asset value at this point?

Rip Gellein —Strategic Hotels & Resorts—Chairman and CEO

No, thank you.

Ian Weissman —ISI Group—Analyst

Okay all right. Thank you very much.

Diane Morefield —Strategic Hotels & Resorts—EVP and CFO

Nice try though, Ian.

Operator

Your next question comes from the line of Bill Crow with Raymond James and Associates. Please proceed.

Bill Crow —Raymond James & Associates—Analyst

Rip, what have you been doing since we last saw you at Starwood, other than Chairman of the Company? What have you been using your time for?

Rip Gellein —Strategic Hotels & Resorts—Chairman and CEO

I have been working with my son in various entrepreneurial adventures, which has been great fun for me. I serve on the Board of this Marriott spinout, Marriott Vacations Worldwide, as the Lead Independent Director, so that goes back to my roots. I sit on the Board of a nonprofit called The Mind and Life Institute, which studies the health of the mind, which I guess I need some of. And I have enjoyed those disparate and varied tasks. I obviously enjoyed being Chairman of Strategic and have always had a great passion and interest in the business. So here I am.

Bill Crow —Raymond James & Associates—Analyst

Great. Hopefully the golf game has gotten better too along the way.

Rip Gellein —Strategic Hotels & Resorts—Chairman and CEO

Actually we invested in some golf courses. The problem is that we are not taking advantage of it — but one day.

Bill Crow —Raymond James & Associates—Analyst

One day. You said you’re going to go out and see some of the assets you haven’t seen. Which assets in particular have you yet to see?

Rip Gellein —Strategic Hotels & Resorts—Chairman and CEO

I haven’t seen Grosvenor Square in a long time, so I will need to go to London. I have not seen Half Moon Bay. As many times as I have driven around it or by it, I have not actually seen that asset. I have not seen the Four Seasons in Jackson Hole. I think I have seen most of the rest, but not with the detail that I would like to go through it. I spent a fair amount of time at the Essex House before we bought it with our asset management team going through that and going through the comp set in New York. I will want to do that with most of our major assets. Richard and I are going to become best friends over the next 90 days.

Bill Crow —Raymond James & Associates—Analyst

All right. You mentioned some of the more recent deals being very good deals, and we would agree. I think the sale of Jackson Hole will prove that out. But they were done—at least the last couple of deals—using equity, which delevered the balance sheet and obviously got you some pretty good deals. Talk about your approach to capital allocation. Would you be willing at this share price, or let’s say 6.5, to issue equity if you saw one or more deals out there? And conversely, now that the balance sheet has been improved and you’re talking about the big discount at the NAV, would you be willing to buy back stock at this point?

Rip Gellein —Strategic Hotels & Resorts—Chairman and CEO

I don’t think that we would use equity at this price, because we don’t believe that would be prudent. It is not reflective of the value of the Company. I don’t think we would use equity at this level to go out and buy assets. If we can improve the stock price, obviously, those were clever deals at the time. From a structure standpoint and a balance sheet standpoint, it makes good sense. We just have to make sure we get the right price for the stock before we would enter into those transactions.

Diane Morefield —Strategic Hotels & Resorts—EVP and CFO

And regarding a stock buyback, number one, we are prohibited from doing that under our line of credit. And secondly, to do that, we would have to lever up the balance sheet, which we don’t think makes sense.

Bill Crow —Raymond James & Associates—Analyst

Okay, but you’re selling at least one asset, so there is no thought to use any proceeds to do that though?

Diane Morefield —Strategic Hotels & Resorts—EVP and CFO

The proceeds will be used to pay down the line, because as you know, we levered up on the margin at the time of buying Essex House. And our goal is to stay leverage neutral.

Bill Crow —Raymond James & Associates—Analyst

And one final question, Rip, give us your philosophy on London and the place that that asset holds within the REIT.

Rip Gellein —Strategic Hotels & Resorts—Chairman and CEO

It is a great asset, and we think it has — continues to have good upside — absent the anomaly we talked about just a minute ago. Would we sell it at the right price? We might well sell it. So we’re not against that. But for the moment, it is an important asset. It adds to the cachet of the portfolio. If we were to sell it, we would want a premium price.

Bill Crow —Raymond James & Associates—Analyst

So the only asset you are contemplating marketing over the relatively near term few quarters is Jackson Hole, is that what we take away?

Rip Gellein —Strategic Hotels & Resorts—Chairman and CEO

That’s fair, yes. That’s correct.

Operator

Your next question is a follow-up from Jeff Donnelly with Wells Fargo. Please proceed.

Jeffrey Donnelly —Wells Fargo Securities, LLC—Analyst

Rip, you actually touched on this. I’m just curious, has there been a reaction from your joint venture partners or those folks – I’m blanking on the name at the moment — but the folks who took a significant equity interest after you guys did the stock for the Four Seasons deal last year?

Diane Morefield —Strategic Hotels & Resorts—EVP and CFO

Woodbridge.

Jeffrey Donnelly —Wells Fargo Securities, LLC—Analyst

Woodbridge, that’s it. What has been the reaction from them? I would imagine, and please correct me if I’m wrong, that a lot of those are maybe personal relationships of Laurence. So were people surprised or put off by this, or has there been any early reaction thus far?

Rip Gellein —Strategic Hotels & Resorts—Chairman and CEO

We are scheduling trips to go see each of our major shareholders. We have talked to some, not all at this point. And as you would imagine, for sophisticated investors, their issue was is the Company healthy and is the strategy consistent? And they seem very steady. We have been pleased. Obviously, I need to go meet the people that I have not met, which is one of my high priorities. But so far, they have been very steady and supportive.

Operator

At this time, we have no further questions. I would like to turn the call back to Rip Gellein for closing remarks.

Rip Gellein —Strategic Hotels & Resorts—Chairman and CEO

Thank you all for joining us. I will see many of you next week, and those I don’t see next week, I will look forward to meeting in person one day soon. Have a great day.

Operator

Ladies and gentlemen, thank you for your participation in today’s conference. This concludes the presentation. You may now disconnect. Have a wonderful day.